Exhibit 5.1

January 29, 2018

Cactus, Inc.

Cobalt Center
920 Memorial City Way

Houston, Texas 77024

Re:                             Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel for Cactus, Inc., a Delaware corporation (the “Company”), in connection with the proposed offer and sale (the “Offering”) by the Company pursuant to a prospectus forming a part of a Registration Statement on Form S-1, Registration No. 333-222540, originally filed with the Securities and Exchange Commission on January 12, 2018 (such Registration Statement, as amended at the effective date thereof, being referred to herein as the “Registration Statement”), of up to 24,642,856 shares of Class A common stock, par value $0.01 per share, of the Company (the “Common Shares”).

Pursuant to the terms of a corporate reorganization (the “Reorganization”) that will be completed in connection with the Offering, (a) all of the membership interests in Cactus Wellhead, LLC (“Cactus LLC”) held by its existing owners (the “Existing Owners”), will be converted into a single class of units in Cactus LLC (the “CW Units”), (b) the Company will issue 21,428,571 Common Shares to purchasers in the Offering in exchange for the proceeds of the Offering (assuming no exercise of the underwriters’ option to purchase additional Common Shares), (c) the Company will contribute the net proceeds of this offering to Cactus LLC in exchange for 21,428,571 CW Units (assuming no exercise of the underwriters’ option to purchase additional Common Shares), (d) Cactus LLC will use the net proceeds of the Offering that it receives from the Company to repay the borrowings outstanding under its term loan facility and to redeem 5,950,273 CW Units from the owners thereof (assuming no exercise of the underwriters’ option to purchase additional Common Shares), (e) the Company will issue and contribute a number of shares of its Class B common stock equal to the number of outstanding CW Units held by the Existing Owners following the redemption described in (d) above to Cactus LLC, and (f) Cactus LLC will distribute to each of the Existing Owners that will continue to own CW Units following the Offering one share of the Company’s Class B common stock for each CW Unit such holder of a CW Unit holds following the redemption described in (d) above.

In connection with the opinion expressed herein, we have examined, among other things, (i) the form of Amended and Restated Certificate of Incorporation of the Company filed

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as an exhibit to the Registration Statement, the form of Amended and Restated Bylaws of the Company filed as an exhibit to the Registration Statement and the form of First Amended and Restated Limited Liability Company Agreement of Cactus LLC filed as an exhibit to the Registration Statement, (ii) the records of corporate proceedings that have occurred prior to the date hereof with respect to the Offering, (iii) the Registration Statement and (iv) the form of underwriting agreement filed as an exhibit to the Registration Statement. We have also reviewed such questions of law as we have deemed necessary or appropriate. As to matters of fact relevant to the opinion expressed herein, and as to factual matters arising in connection with our examination of corporate documents, records and other documents and writings, we relied upon certificates and other communications of corporate officers of the Company, without further investigation as to the facts set forth therein. In making such examination and rendering the opinions set forth below, we have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, and the legal capacity of all individuals executing any of the foregoing documents.

In connection with this opinion, we have assumed that (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective, (ii) the Amended and Restated Certificate of Incorporation of the Company, in the form filed as an exhibit to the Registration Statement, will have become effective, (iii) the First Amended and Restated Limited Liability Company Agreement of Cactus LLC, in the form filed as an exhibit to the Registration Statement, will have become effective, (iv) the Common Shares will be issued and sold in the manner described in the Registration Statement and the prospectus relating thereto, (v) the Reorganization will have been consummated in the manner described in the Registration Statement and the prospectus relating thereto, and (vi) a definitive underwriting agreement, in the form filed as an exhibit to the Registration Statement, with respect to the sale of the Common Shares will have been duly authorized and validly executed and delivered by the Company and the other parties thereto.

Based upon the foregoing, we are of the opinion that, when the Common Shares have been delivered in accordance with a definitive underwriting agreement approved by the Board of Directors of the Company and upon payment of the consideration therefor provided for therein (not less than the par value of the Common Shares), such Common Shares will be duly authorized, validly issued, fully paid and nonassessable.

The opinions expressed herein are limited in all respects to the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the federal laws of the United States of America, and we do not express any opinions as to the laws of any other jurisdiction.

We hereby consent to the statements with respect to us under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Vinson & Elkins L.L.P.